Exhibit 3.2.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

CENTRAL CREDIT, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of CENTRAL CREDIT, LLC (the “Company”), is entered into as of the 2nd day of March, 2004, by CCI Acquisition, LLC, as the sole member of the limited liability company (the “Member”).

The Member is executing this Agreement in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Delaware Act”), and hereby agrees as follows:

1.           Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to engage in any lawful act or activity for which limited liability companies may be formed and to engage in any and all activities necessary or incidental to the foregoing.

2.           Powers of the Company.

(i)            The Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purpose set forth in Section 1, including, but not limited to, the power:

(a)           to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b)           to acquire, by purchase, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c)           to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member or any person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Member (any such person or entity, an “Affiliate”), or any agent of the Company necessary to, in connection with, convenient to, or incidental to, the accomplishment of the purpose of the Company. For purposes of the definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or otherwise;

(d)           to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), and other entities or individuals, or direct or indirect obligations of the United States or any foreign country or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e)      to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

(f)       to sue and be sued, complain and defend and participate in administrative or other proceedings, in its name;

(g)      to appoint employees and agents of the Company, and define their duties and fix their compensation;

(h)      to indemnify any person or entity and to obtain any and all types of insurance;

(i)       to cease its activities and cancel its insurance;

(j)       to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k)      to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the assets of the Company;

(l)       to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of, or against, the Company or to hold such proceeds against the payment of contingent liabilities; and

(m)     to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(ii)           The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section 18-209(a) of the Delaware Act) upon the approval of the Member, in its sole discretion.

3.             Member. The name and the business address of the Member of the Company are as follows:

Name: CCI Acquisition, LLC	Address:	3525 East Post Road, Suite 120
Las Vegas, NV 89120

4.           Powers of Member. The Member shall have the power to exercise any and all rights and powers on behalf of and in the name of the Company. Except as otherwise required by the Delaware Act, the Member shall have the power to act for and on behalf of, and to bind, the Company. Each officer of the Company is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements to the certificate of formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

5.           Management. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Member may appoint or remove at will one or more officers, from time to time. Unless otherwise required by a mandatory provision of law, neither the Company nor the Member shall have any obligation to maintain any books or records of the Company.

6.           Term; Dissolution. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with this Section 6. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act. If at any time there is no Member of the Company, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative of the Member or its nominee or its designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member. Upon the dissolution of the Company, the Member shall wind up the Company’s affairs as provided in the Delaware Act. Upon completion of the winding up of the Company, the Member shall distribute the property of the Company as follows:

(i)            First, to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof); and

(ii)           Second, to the Member in cash or property, or partly in cash and partly in property, as determined by the Member.

Upon the completion of the winding up and liquidation of the Company, the Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware canceling the Company’s certificate of formation at which time the Company shall terminate.

7.           Allocation of Profits and Losses; Tax Status. The Company’s profits and losses shall be allocated to the Member. At all times that the Company has only one member (who owns 100% of the limited liability company interests in the Company), it is the intention of the Member that the Company be disregarded for federal, state, local and foreign income tax purposes and that the Company be treated as a division of the Member.

8.           Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member, provided that no distribution shall be made in violation of the Delaware Act.

9.           Assignments. The Member may transfer or assign (including as a collateral assignment or pledge) in whole or in part its limited liability company interest. In connection with a voluntary transfer or assignment by the Member of its entire limited liability company interest in the Company, the Member will automatically withdraw and the assignee will automatically and simultaneously be admitted as the successor Member without any further action at the time such voluntary transfer or assignment becomes effective under applicable law and the Company shall be continued without dissolution. In connection with a partial assignment or transfer by the Member of its limited liability company interest in the Company, this Agreement shall be amended to reflect the fact that the Company will have more than one member or one member and one or more economic interest holding assignees.

10.        Resignation. The Member may resign from the Company at such time as it shall determine.

11.        Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional member of the Company, this Agreement shall be amended by the Member and the person or persons to be admitted as additional members to make such changes as they shall determine to reflect the fact that the Company shall have more than one member.

12.        Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Delaware Act.

13.        Amendment. This Agreement may be amended or modified only by a written instrument signed by the Member.

14.        Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the rules of conflict of laws thereof or of any other jurisdiction that would call for the application of the substantive laws of a jurisdiction other than the State of Delaware.

15.        Entire Agreement. This Agreement and the documents and agreements contemplated in this Agreement constitute the entire agreement with the Member with regard to the subject matter hereof and thereof. This Agreement amends and restates in its entirety any “limited liability company agreement” relating to the Company within the meaning of the Delaware Act.

16.        Benefits. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any person or entity not a party hereto.

17.        Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held invalid or unenforceable, the remainder of this

Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall continue in full force without being impaired or invalidated.

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IN WITNESS WHEREOF, the undersigned has duly executed this Limited Liability Company Agreement as of the day and year first aforesaid.

CCI ACQUISITION, LLC

By:	/s/ Kirk E. Sanford
Name: Kirk E. Sanford
Title: President